Supply Agreement

The Supplier (Party A): Guizhou Qianye Plastics Co., Ltd.
The Buyer (Party B): Guizhou Baite Pharmaceutical Co., Ltd.
Contract No.:
Signed in: Guiyang
Signed on: 2005.7.13

1. Product name, specification, quantity, amount, and date of (pick up)

No.	Product Name	Specs	Unit	Quantity	Unit Price	Amount	Remarks
1	PET bottle	100ML	Set		0.42		Incl. the bottle, cap, and cup
2
3
Total Amount in Renminbi (in words):

The date of delivery as well as the specification and quantity of products demanded by Party B shall be subject to Party B’s plan of demand for the next month set prior to the 26th day of each month, and upon the notice, Party A shall arrange for the supply within the time limit set by the two parties. The delivery may be postponed in case of factors of force majeure.

2. Quality standards: YBB00102002, YBB0001102002, and YBB0001202002. Party A shall provide a three-guarantee (i.e. guarantees of repair, replacement, and refund) quality assurance for the products supplied within the shelf life, and should quality problem be found in the term of guarantee, Party B shall immediately stop using the product and notify Party A in time. The two parties shall hold talks to solve quality problems.

3. Contract modification: for any modification of contract, the Party shall notify another party in writing on month in advance, and such modifications shall take effect after both parties have held amicable talks and given their consent.

4. Place of product delivery (pick up) and means of transport: Party A shall deliver the products to Party B’s warehouse.

5. Standard of package: the product shall be packaged in plastic film bags and put in cartons.

6. The price shall be subject to the market price and determined by the two parties through talks. The time delivery is confirmed by affixing the signature of the receiver shall be taken as the basis of payment.

7. Methods and time limit of payment: the payment shall be made by means of bank transfer, and one payment shall be made for 200,000 sets of products; in case less than 200,000 sets are delivered in a specific month, settlement shall be made in lump sum at the month-end for the products actually delivered.

8. Responsibilities of breach: shall be subject to the Contract Law. Disputes arising in the course of contract execution shall be solved through talks.

9. Party A shall provide related documents (including certificate of registration, photocopy of business license, report of quality inspection, etc.) to Party B. Likewise, Party B shall provide the photocopy of business license and tax registration certificate (or identity card or household registration certificate) to Party A for record and inspection purposes.

10. Others stipulations

i. In case of payment delay, Party A has the right to stop the delivery and all losses arising shall be born by Party B solely.
ii. Error in product measurement: shall be within ±10‰.
iii. Party B shall notify Party A of any quality problems, if any, within 15 days after the products are received.

11. This contract shall be valid from July 13, 2005 to August 12, 2006.

12. This contract is made out in duplicate and Party A and Party B shall keep one each. It shall come into effect upon the signatures and seals of Party A and Party B.

13. Unstated matters shall be solved by the two parties through further talks.

Supplier (Party A): Guizhou Qianye Plastics Co., Ltd.	Buyer (Party B): Guizhou Baite Pharmaceutical Co., Ltd.

/s/: Legal Representative	/s/: Legal Representative
Agent:	Agent:

Bank: ICBC, Wudang District Sub-branch	Bank:

A/C No.: 2402000909006713295	A/C No.:

Tax No.: 52010062220299300	Tax No.:

Tel: 0851-6270181	Tel:

Fax: 0851-6270185	Fax:

Address: Nanfang Huitong Science and Technology Park	Addressæ:
Xintian Yuanqu, Guiyang National Hi-tech
Industrial Development Zone

Postcode: 550018	Postcode: